Exhibit 99.1

FOSSIL GROUP, INC.  REPORTS FOURTH QUARTER AND FISCAL YEAR 2016 RESULTS;

Fourth Quarter Net Sales of $959 Million; Diluted EPS of $1.03

Fiscal Year 2016 Net Sales of $3.0 Billion; Diluted EPS of $1.63

Provides First Quarter and Annual 2017 GAAP and Adjusted Guidance

Richardson, TX. February 14, 2017 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2016.  In the fourth quarter of fiscal 2016, the stronger U.S. dollar negatively impacted net sales by $18.3 million.  Fourth quarter fiscal 2016 net sales decreased 3% (2% on a constant currency basis) as compared to the fourth quarter of fiscal 2015.

For fiscal year 2016, the impact from the strong U.S. dollar negatively impacted net sales by $45.4 million.  Fiscal year 2016 net sales decreased 6% (4% on a constant currency basis) as compared to fiscal 2015.

Fourth Quarter and Fiscal Year 2016 Revenue Summary
In the fourth quarter of fiscal 2016, reported worldwide net sales decreased 3% or $33.3 million as growth in the SKAGEN® and FOSSIL® brands was offset by a decline in the Company’s multi-brand licensed watch portfolio with declines in traditional watches largely offset by growth in connected watches. Declines in leathers and jewelry and changes in foreign currency also negatively impacted net sales.  The following table provides a summary of net sales performance for the fiscal 2016 fourth quarter and fiscal year 2016 compared to the fiscal 2015 fourth quarter and fiscal year 2015.

	Fourth Quarter 2016		Full Year 2016
	Reported Results (1)	Constant Currency (2)	Reported Results (1)	Constant Currency (2)

Total Company	(3)%	(2)%	(6)%	(4)%
Americas	(7)%	(6)%	(8)%	(7)%
Europe	(4)%	+1%	(6)%	(3)%
Asia	+13%	+12%	+4%	+4%

Watches	(2)%	Flat	(6)%	(4)%
Leathers	(6)%	(5)%	(4)%	(3)%
Jewelry	(8)%	(5)%	(8)%	(6)%

(1)   Includes impacts from currency.
(2)   Eliminates the effect of the stronger U.S. dollar in fiscal 2016 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

The Company reported net income for the fourth quarter of fiscal 2016 of $49.7 million compared to $70.4 million for the fourth quarter of fiscal 2015.  Diluted earnings per share were $1.03, compared to $1.46 for the fourth quarter of fiscal 2015.  Diluted earnings per share for the fourth quarter of fiscal 2016 of $1.03 included a restructuring charge of $0.21 per diluted share, purchase accounting costs associated with Misfit, Inc. of $0.08 per diluted share and negative impact from currency of $0.04 per diluted share. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, negatively affected the year-over-year EPS comparison by $0.22.

For fiscal year 2016, the Company reported net income of $78.9 million compared to $220.6 million for fiscal 2015.  Diluted earnings per share were $1.63, compared to $4.51 for fiscal 2015.  Diluted earnings per share for fiscal 2016 of $1.63 included a restructuring charge of $0.43 per diluted share, purchase accounting costs associated with Misfit, Inc. of $0.37 per diluted share, negative impact from currency of $0.17 per diluted share and the benefit of real estate transactions of $0.16 per diluted share. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, negatively affected the year-over-year EPS comparison by $0.87.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “The fourth quarter of 2016 was pivotal for Fossil Group with our wearable launches demonstrating they could be the catalyst to drive growth in the watch category. Delivering some stability in the watch category during the quarter reinforces our belief that with our technology capabilities, we can turn what was once a headwind into a tailwind. During the quarter, we also began executing against our New World Fossil initiative by closing underperforming stores, adjusting our expense base and enhancing our supply chain, all actions that we believe will enable us to improve our financial performance in the future.”

Mr. Kartsotis continued, “Our mission in 2017 is very clear, to build upon the early success of wearables and execute against our New World Fossil initiative. We’ll double our efforts in wearables by launching over 300 skus, introducing new brands to the platform and enhancing engineering to enable additional functionality in more stylish and slimmer cases. We’ll continue to maximize the power of our owned brands and with an emphasis on innovation, work to stabilize and grow our licensed brands. We will also be relentless in pursuing the full potential of our New World Fossil initiative in 2017 and beyond. Driving efficiencies in everything we do from production to distribution and with our new operating structure in place, we’ll have a tremendous opportunity to leverage as we drive growth.”

Mr. Kartsotis concluded, “We continue to be confident in the strategies we are pursuing and their ability to enable us to improve our financial performance and drive long-term shareholder value. Our success with wearables over the last year clearly shows that our pursuit of the category and expanding our addressable market is a significant long-term opportunity for the company. As we pursue building a more nimble and responsive operating platform through our New World Fossil initiative, we’ll be even better positioned to improve profitability in a very leverageable business model.”

Operating Results
Compared to the fourth quarter of fiscal 2015, the impact of a stronger U.S. dollar decreased the Company’s fiscal 2016 reported net sales by $18.3 million and operating income by $7.1 million. During fiscal 2016, the impact of a stronger U.S. dollar decreased the Company’s reported net sales by $45.4 million and operating income by $31.7 million. The following discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

Fourth quarter fiscal 2016 worldwide net sales decreased $33.3 million or 3% and $15.0 million in constant currency (a 2% decline) compared to the fourth quarter of fiscal 2015, with growth in SKAGEN and FOSSIL offset by a decline in the licensed portfolio. Across product categories, sales in watches were down 2% (flat in constant currency) and declined in leathers and jewelry. For fiscal 2016, worldwide net sales decreased $186.4 million or 6% and $141.0 million in constant currency (a 4% decline) compared to fiscal 2015, with growth in the SKAGEN and FOSSIL brands offset by a decline in the licensed portfolio.

Net sales in the Americas decreased $35.3 million or 7% and $31.8 million in constant currency (a 6% decline) compared to the fourth quarter of fiscal 2015, with a decline in watches, leathers and jewelry compared to last fiscal year. A sales decline in the U.S. drove the decrease in the region. For fiscal 2016, net sales in the Americas decreased $137.0 million or 8% and $123.9 million in constant currency (a 7% decline) compared to fiscal 2015, with declines in all product categories.

Net sales in Europe decreased $14.4 million or 4% and increased $2.1 million in constant currency (a 1% increase) compared to the fourth quarter of fiscal 2015, with constant currency growth in watches partially offset by a decline in jewelry and leathers compared to last fiscal year. Within the region, growth in travel retail and Spain was partially offset by a decline in the U.K. and Germany. For fiscal 2016, net sales in Europe decreased $67.7 million or 6% and $37.1 million in constant currency (a 3% decline) compared to fiscal 2015, with a constant currency increase in leathers offset by declines in watches and jewelry.

Net sales in Asia increased $16.4 million or 13% and $14.7 million in constant currency (a 12% increase) compared to the fourth quarter of fiscal 2015, with an increase in watches, jewelry and leathers compared to last fiscal year. Within the region, an increase in India, China and Australia was partially offset by a decline in Taiwan. For fiscal 2016, net sales in Asia increased $18.3 million or 4% and $20.0 million in constant currency (a 4% increase) compared to fiscal 2015, with increases in all product categories.

Global retail comps for the fourth quarter of fiscal 2016 decreased 7% compared to the fourth quarter of fiscal 2015 with declines in all product categories. Positive comps in Asia were more than offset by declines in Europe and the Americas. For fiscal 2016, global retail comps decreased 5% compared to fiscal 2015, with growth in Asia offset by flat retail comps in Europe and a decline in the Americas.

During the fourth quarter of fiscal 2016, gross margin decreased 200 basis points to 51.0%. The decrease in gross margin was driven by promotional activity in the outlet channel, a mix towards lower margin product, and the negative impact of changes in foreign currencies partially offset by margin improvement initiatives. For fiscal 2016, gross margins decreased 240 basis points to 51.9%, primarily due to promotional activity in the outlet channel, changes in foreign currencies, a higher mix of off-price sales and a mix towards lower margin product partially offset by margin improvement initiatives.

The Company’s operating expenses were $422.9 million, including $13.3 million of restructuring costs, primarily related to store closings. Expenses were lower compared to the fourth quarter of fiscal 2015 driven by lower infrastructure and store costs, partially offset by restructuring costs, marketing costs and wearables infrastructure. As a percentage of net sales, operating expense increased 10 basis points to 44.1% due to lower sales. For fiscal 2016, operating expenses decreased to $1,451.0 million due to lower infrastructure and store costs and the favorable impact of changes in foreign currency, partially offset by an increase in expenses associated with the Misfit acquisition and wearables infrastructure.  The Company’s operating expense rate increased 240 basis points to 47.7%, compared to 45.3% of net sales in fiscal 2015 due to lower sales.

Operating income for the fourth quarter of fiscal 2016 decreased to $66.2 million, including the unfavorable impact of restructuring charges and currency. Operating margin decreased to 6.9% compared to 9.0% in the prior fiscal year. Operating income for fiscal 2016 decreased to $127.2 million compared to the prior fiscal year.  Operating margin decreased to 4.2% of net sales for fiscal 2016.

During the fiscal 2016 fourth quarter, interest expense increased $1.8 million to $7.5 million and other income decreased $4.4 million to $7.7 million primarily due to lower gains on foreign currency contracts and account balances compared to the prior fiscal year. During fiscal 2016, interest expense increased $6.9 million and other income decreased $26.5 million related to lower net gains on foreign currency contracts.

The Company’s effective income tax rate in the fourth quarter of fiscal 2016 was 23.4% compared to 24.2% for the fourth quarter of fiscal 2015 and 25.1% for fiscal 2016 compared to 26.2% for fiscal 2015.

Sales and Earnings Guidance
The Company believes several factors will cause volatility in its fiscal 2017 GAAP diluted earnings per share, including currency changes, restructuring charges, higher interest expenses and income tax benefits that will result primarily from restructuring charges as well as certain changes in tax accounting standards. In order to assist investors in understanding the Company's underlying operational trends, the Company has provided a table at the end of this release which quantifies the estimated impact on its operating income margin and its diluted earnings per share of non-operating currency gains and losses in both fiscal 2016 and 2017, operating currency headwinds between fiscal 2016 and 2017, restructuring charges in both fiscal 2016 and 2017 and higher anticipated 2017 interest expenses as well as the fiscal 2016 real estate gain. In addition, the Company has adjusted the tax rate to normalize for quarter to quarter fluctuations due to mix in jurisdictional earnings and / or losses and discrete items generated from changes in accounting rules.

The Company also estimates that the negative impact of the relatively stronger U.S. dollar on net sales, based on prevailing exchange rates, would be about 200 basis points for the full year of fiscal 2017 and 150 basis points for the first quarter of fiscal 2017. The effects of these year-over-year currency impacts are eliminated in the constant currency net sales guidance set forth below under the heading “Non-GAAP Guidance.”

GAAP Guidance
For fiscal 2017, the Company expects the following:
•    Net sales to be in the range of a 6.5% decline to flat

•	Operating margin in a range of 0.0% to 1.5%

•	Diluted earnings (loss) per share in a range of ($0.50) to $0.20

For the first quarter of fiscal 2017, the Company expects the following:
     •        Net sales to decrease in the range of 13.0% to 9.5%

•	Operating margin in a range of (8.0%) to (6.0%)

•	Diluted earnings (loss) per share in a range of ($1.06) to ($0.92)

Non-GAAP Guidance
The following fiscal 2017 adjusted operating margin and adjusted diluted earnings per share guidance are forward-looking, non-GAAP financial measures. In addition, the following fiscal 2016 adjusted operating margin and adjusted diluted earnings per share numbers are non-GAAP financial measures. The Company believes that the fiscal 2017 adjusted guidance is useful to investors in evaluating the Company's projected financial performance without the impact of non-operating currency gains and losses in both fiscal 2016 and 2017, operating currency headwinds between fiscal 2016 and 2017, restructuring charges in both fiscal 2016 and 2017 and higher anticipated 2017 interest expenses as well as the fiscal 2016 real estate gain. The Company believes that the fiscal 2016 non-GAAP financial measures are useful to investors in comparing the Company’s projected financial performance in fiscal 2017 to the Company’s performance in fiscal 2016 without the impact of these same items. The Company uses the fiscal 2016 and 2017 non-GAAP financial measures to evaluate its operating performance. The non-GAAP financial measures presented herein should not be considered a substitute for, or superior to, guidance or financial measures prepared in accordance with GAAP. See the table at the end of this release for a reconciliation of adjusted operating margin and adjusted diluted earnings per share to the most directly comparable GAAP financial measures.

For fiscal 2017, the Company expects the following:

•	Constant currency net sales in the range between a 4.5% decline and a 2.0% increase

•	Adjusted operating margin in a range of 3.5% to 5.0%, compared to adjusted operating margin of 4.9% for fiscal 2016

•	Adjusted diluted earnings per share in a range of $1.00 to $1.70, compared to adjusted diluted earnings per share of $1.80 for fiscal 2016

For the first quarter of fiscal 2017, the Company expects the following:

•	Constant currency net sales to decrease in the range of 11.5% to 8.0%

•	Adjusted operating margin in a range of (2.0%) to 0.0%, compared to adjusted operating margin of 2.2% for the first quarter of fiscal 2016

•	Adjusted diluted earnings (loss) per share in a range of ($0.25) to ($0.10), compared to adjusted diluted earnings per share of $0.11 for fiscal 2016

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, future GAAP and adjusted financial guidance as well as estimated impacts from foreign currency translation, amortization expense, foreign tax credits, Misfit, Inc. acquisition costs, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to the expanded launch of connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. With our newest owned brand, Misfit, we’re bringing style and technology to the high-growth connected space. We’re committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, adidas, Armani Exchange, Burberry, Chaps, Diesel, DKNY, Emporio Armani, Karl Lagerfeld, kate spade new york, Marc Jacobs, Michael Kors and Tory Burch. We bring each brand story to life through an extensive wholesale distribution network across approximately 150 countries and nearly 600 retail locations. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 52 Weeks Ended
($ in millions, except per share data):	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net sales	$959.2	$992.5	$3,042.4	$3,228.8
Cost of sales	470.1	467.0	1,464.2	1,475.4
Gross profit	489.1	525.5	1,578.2	1,753.4
Gross margin	51.0%	53.0%	51.9%	54.3%
Operating expenses:
Selling, general and administrative expenses	409.6	433.9	1,423.2	1,437.8
Restructuring charges	13.3	2.7	27.8	24.4
Total operating expenses	422.9	436.6	1,451.0	1,462.2
Total operating expenses (% of net sales)	44.1%	44.0%	47.7%	45.3%
Operating income	66.2	88.9	127.2	291.2
Operating margin	6.9%	9.0%	4.2%	9.0%
Interest expense	7.5	5.7	26.9	20.0
Other income (expense) - net	7.7	12.1	14.0	40.5
Income before income taxes	66.3	95.3	114.3	311.7
Provision for income taxes	15.5	23.0	28.7	81.8
Less: Net income attributable to noncontrolling interest	1.1	1.9	6.7	9.3
Net income attributable to Fossil Group, Inc.	$49.7	$70.4	$78.9	$220.6
Earnings per Share:
Basic	$1.03	$1.46	$1.64	$4.52
Diluted	$1.03	$1.46	$1.63	$4.51
Weighted average common shares outstanding:
Basic	48.2	48.1	48.1	48.8
Diluted	48.4	48.2	48.3	48.9

Consolidated Balance Sheet Data ($ in millions):	December 31, 2016	January 2, 2016
Assets:
Cash and cash equivalents	$297.3	$289.3
Accounts receivable - net	375.5	370.8
Inventories	542.5	625.3
Other current assets	119.8	157.3
Total current assets	$1,335.1	$1,442.7
Property, plant and equipment - net	$273.8	$326.4
Goodwill	355.3	359.4
Intangible and other assets - net	210.5	227.2
Total long-term assets	$839.6	$913.0
Total assets	$2,174.7	$2,355.7

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$376.0	$466.3
Short-term debt	26.4	23.2
Total current liabilities	$402.4	$489.5
Long-term debt	$610.0	$785.1
Other long-term liabilities	146.9	148.5
Total long-term liabilities	$756.9	$933.6
Stockholders’ equity	$1,015.4	$932.6
Total liabilities and stockholders’ equity	$2,174.7	$2,355.7

	For the 13 Weeks Ended		For the 52 Weeks Ended
Business Segment Net Sales ($ in millions):	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Segment:
Americas	$482.7	$518.0	$1,524.9	$1,661.9
Europe	333.0	347.4	1,002.1	1,069.8
Asia	143.5	127.1	515.4	497.1
Total net sales	$959.2	$992.5	$3,042.4	$3,228.8

Product Category Information

	For the 13 Weeks Ended		For the 52 Weeks Ended
Product Sales ($ in millions):	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Watches	$749.0	$767.1	$2,330.3	$2,475.8
Leathers	114.8	122.3	393.8	409.4
Jewelry	79.7	86.4	251.4	272.1
Other	15.7	16.7	66.9	71.5
Total net sales	$959.2	$992.5	$3,042.4	$3,228.8

Store Count Information

	December 31, 2016				January 2, 2016
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price	122	119	63	304	128	126	68	322
Outlets	143	73	45	261	153	71	46	270
Full priced multi-brand	0	8	12	20	0	7	20	27
Total stores	265	200	120	585	281	204	134	619

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales			Net Sales
	For the 13 Weeks Ended			For the 52 Weeks Ended
	December 31, 2016			December 31, 2016
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$482.7	$(3.5)	$486.2	$1,524.9	$(13.1)	$1,538.0
Europe	333.0	(16.5)	349.5	1,002.1	(30.6)	1,032.7
Asia	143.5	1.7	141.8	515.4	(1.7)	517.1
Total net sales	$959.2	$(18.3)	$977.5	$3,042.4	$(45.4)	$3,087.8

Product Categories:
Watches	$749.0	$(14.3)	$763.3	$2,330.3	$(35.1)	$2,365.4
Leathers	114.8	(1.4)	116.2	393.8	(5.2)	399.0
Jewelry	79.7	(2.5)	82.2	251.4	(4.6)	256.0
Other	15.7	(0.1)	15.8	66.9	(0.5)	67.4
Total net sales	$959.2	$(18.3)	$977.5	$3,042.4	$(45.4)	$3,087.8

Reconciliation of Non-GAAP Financial Measures
The following table reconciles fiscal 2016 and 2017 adjusted operating margin and adjusted diluted earnings per share to the most directly comparable GAAP financial measures. Numbers may not foot due to rounding.

Fiscal 2017
	2017 Guidance				2016
	High		Low
	Op Margin	Diluted EPS	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	1.5%	$0.20	—%	$(0.50)	4.2%	$1.63
Restructuring Charges	2.5	1.01	2.6	1.01	0.9	0.37
Fiscal 2016 Real Estate Gain					(0.2)	(0.09)
Currency Impact	0.9	0.22	0.8	0.21	—	(0.11)
Interest Expense		0.28		0.28		—
Adjusted (Non-GAAP)	5.0%	$1.70	3.5%	$1.00	4.9%	$1.80

First Quarter Fiscal 2017
	2017 Guidance				2016
	High		Low
	Op Margin	Diluted EPS	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	(6.0)%	$(0.92)	(8.0)%	$(1.06)	2.2%	$0.12
Restructuring Charges	5.1	0.41	5.3	0.41	—	—
Currency Impact	0.8	0.03	0.8	0.03	—	(0.01)
Interest Expense		0.02		0.02		—
Tax		0.35		0.35		—
Adjusted (Non-GAAP)	0.0%	$(0.10)	(2.0)%	$(0.25)	2.2%	$0.11

END OF RELEASE